Exhibit 10.1
ARCHWAY MARKETING HOLDINGS, INC.

October 31, 2008
Union Street Acquisition Corp.
102 South Union Street
Alexandria, VA 22314
Ladies and Gentlemen:
     Reference is made to the letter agreement dated September 14, 2008 pursuant to which we agreed to pay to Union Street Acquisition Corp. (“USQ”) a fee of $750,000 upon the closing of the transactions contemplated by the Agreement and Plan of Merger dated September 14, 2008, by and among Archway Marketing Holdings, Inc. (“HoldCo”), Archway Marketing Acquisition, Inc., a wholly-owned subsidiary of HoldCo (“MergerSub”), Argenbright, Inc. and Archway Marketing Services, Inc. (“Archway”), whereby MergerSub will merge with and into Archway with Archway continuing as the surviving entity.
     In consideration of our additional efforts and risks related to the transactions described above arising from the significant adverse changes in the financing and economic environment in recent weeks and the attendant difficulties, expenses and terms of obtaining reasonable financing for these transactions, you hereby agree that the amount of the above-referenced fee shall be reduced from $750,000 to $250,000 and shall be payable upon the closing, but only upon the closing, of a transaction whereby MergerSub (or a related or affiliated entity) will merge with and into (or otherwise acquire) Archway with Archway continuing as the surviving entity.

Archway Marketing Holdings, Inc.

By: /s/ James S. Hoch
Name: James S. Hoch
Title: President
Accepted and Agreed
as of the date
first written above:
Union Street Acquisition Corp.
By: /s/ Clay Perfall
Name: Clay Perfall
Title: Chief Executive Officer